EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ASHFORD INC.
Ashford Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:
1.The present name of the Company is Ashford Inc., and the Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 8, 2014.
2.On November 6, 2014, the Board of Directors of the Company duly adopted the following resolution setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, and declared said amendment to be advisable, subject to approval by the stockholders at the Company’s first annual meeting of its stockholders. :
RESOLVED, that the Board hereby deems the following proposed amendment and restatement of Article V, Section 5.2 of the Company’s Amended and Restated Certificate of Incorporation to be advisable, and subject to stockholder approval thereof, to be effective as soon as reasonably practicable following the Company’s first annual meeting of its stockholders:
Section 5.2. Classes. The directors of the board shall not be divided into classes. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve for a term of one year and until his successor shall be elected and shall qualify or until his earlier resignation or removal.
3.The first annual meeting of the stockholder of the Company was held on May 13, 2015, upon notice in accordance with the General Corporation Law of the State of Delaware, and the necessary number of shares as required by statute were voted in favor of the amendment.
4.The amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on this 18th day of May, 2015.

ASHFORD INC.
By:	/s/ David A. Brooks
Name:	David A. Brooks
Title:	Chief Operating Officer